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                                                                    EXHIBIT 12

                         CENTRAL GARDEN & PET COMPANY

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                            (Dollars in thousands)
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                                                       Fiscal Year        Fiscal Year       Fiscal Year        Nine Month
                                                          Ended             Ended              Ended          Period Ended
                                                       December 27,       December 26,      December 25,      September 30,
                                                           1992               1993              1994               1995
                                                       ------------       ------------      ------------      -------------
Income before income taxes and minority interst               3,938              6,605             2,341             1,983
Fixed charges (1)                                             4,266              4,029             6,037             6,414
                                                       ------------       ------------      ------------      ------------
     Total earnings and fixed charges                         8,224             10,634             8,378             8,397

Fixed charges (1)                                             4,286              4,029             6,037             6,414

Ratio of earnings to fixed charges                             1.92               2.64              1.39              1.31
                                                       ------------       -------------     ------------      ------------


                                                       Fiscal Year         Six Months        Six Months
                                                          Ended               Ended              Ended
                                                      September 28,         March 30,          March 29,
                                                           1996                1996              1997
                                                      -------------       ------------      ------------
Income before income taxes and minority interst              14,465              4,826             8,695
Fixed charges (1)                                             4,826              1,440             2,294
                                                      -------------       ------------      ------------
     Total earnings and fixed charges                        19,291              6,266            10,989

Fixed charges (1)                                             4,826              1,440             2,294

Ratio of earnings to fixed charges                             4.00               4.35              4.79
                                                      -------------       ------------      ------------


(1)  Fixed charges consist of interest expense incurred and the portion of rental expense under operating leases deemed by the
     Company to be representative of the interest factor.
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